EXHIBIT 21.1

List of Subsidiaries of

CEN BIOTECH INC.

Entity Name	Place of Organization

Eastern Starr Biotech, Inc.*	Georgia corporation

* 100% owned subsidiary of CEN Biotech Inc., which is not operation as of June 19, 2020